UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 11, 2010

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky	40509-1844
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2b

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement
Exchange Agreements
     Exchange Terms. On January 11, 2010, we entered into separate exchange agreements with the holders of our 6% convertible notes due December 15, 2010 in the aggregate principal amount of $37 million (existing notes). The exchange agreements provide for the holders to exchange all of the existing notes for a total of $28.7 million principal amount of the company’s new 6% amortizing convertible notes due May 1, 2012 (exchange notes), together with 3,037,151 shares of the company’s common stock, warrants to purchase 1,285,038 common shares (exchange warrants) and cash payments totaling approximately $2.7 million. The exchange notes will be convertible into our common stock at $2.18 per share, and the exchange warrants will be exercisable at $2.37 per share.
     The existing notes were issued in December 2005 with an initial conversion price of $14.34, which was reduced to $11.16 per share from weighted-average antidilution adjustments following our equity raises in November 2007 and August 2009. Based on the December 2010 maturity of the existing notes, their carrying amount will be reclassified as a current liability at December 31, 2009. We entered into the exchange agreements to extend the maturity of our convertible debt and create a flexible repayment structure with the potential for replacing part of the debt with equity at a premium to the current stock price. The transactions contemplated by the exchange agreements (exchange) are scheduled for settlement by January 14, 2010, subject to the customary closing conditions. The following summaries of the exchange documents are not intended to be complete descriptions and are qualified by reference to the forms of these documents filed as exhibits to this report.
     Exchange Notes. The exchange notes will be issued in the aggregate principal amount of $28,700,000, with a final maturity date on May 1, 2012. Interest will accrue on the exchange notes at 6% per annum and will be payable in cash at the beginning of each calendar quarter, beginning April 1, 2010. In addition to the interest coupon, the exchange notes retain many features of the existing notes, with several significant changes, including a 16-month extension of the final maturity date, the elimination of weighted-average antidilution provisions and the addition of principal amortization requirements.
     During the period from June 1, 2010 through the maturity date, we will be obligated to make 24 monthly principal amortization payments on outstanding exchange notes, each representing 4.17% of their original principal amount, together with accrued and unpaid interest. Subject to certain volume limitations and other conditions, including the right of each holder to defer any installment payment to maturity, we may elect to pay all or part of each principal installment in common stock, valued at the lesser of $2.18 per share or 95% of the 10-day volume-weighted average price of the common stock (VWAP) ending on the second business day prior to the installment date. Any installment payment or partial payment in common shares will be subject to certain true-up adjustments. Under the true provisions, if the 20-day VWAP following the installment payment in stock differs from the share value applied to that installment payment, any shortfall will be settled in stock, and any excess will be applied to reduce the principal amount of the outstanding exchange notes.
     The exchange notes will be convertible at the option of the holders into our common stock at a conversion price of $2.18 per share, subject to certain volume limitations and adjustment for certain fundamental change transactions or share recapitalizations. Accrued and unpaid interest through the conversion date will be payable in cash. Upon any partial conversion of exchange notes at the option of the holders, the principal amount converted will be deducted from the next principal amortization payments.
     At our option, we may elect to redeem the exchange notes if the closing price of our common stock exceeds 175% of the conversion price for each of 20 trading days in any period of 30 consecutive trading days. In that event, holders will be entitled to a cash payment equal to the principal amount of these exchange notes plus accrued and unpaid interest, together with a “make-whole” payment for interest that would have accrued on redeemed notes from the redemption date through the maturity date, discounted to present value using the published yield on two-year Treasury notes. Holders will be entitled to convert exchange notes called for redemption in lieu of these payments.
     Our common stock is listed on the Nasdaq Global Select Market, and the shares issuable under the exchange notes upon conversion, amortization or otherwise (conversion shares), together with the shares issuable upon closing of the exchange (exchange shares) and upon exercise of the exchange warrants (warrant shares), have been approved for listing by the Nasdaq Stock Market, subject to office notice of issuance. To ensure compliance with Nasdaq requirements for shareholder approval of private placements that could involve 20% or more of a listed company’s shares at a price below market or book value per share, since our book value per common share was

$3.77 at September 30, 2009, the exchange documents limit the total conversion shares and warrant shares that we may issue prior to shareholder approval of the transactions to 19.99% of our shares outstanding on the date of the agreements, net of the exchange shares (share ceiling).
     The exchange agreements require us to use our best efforts to obtain shareholder approval at the next annual meeting for all share issuances under the exchange documents. If approved by our shareholders, this will have the effect of eliminating the share ceiling. The exchange agreements provide that the holders of exchange shares and any conversion shares and warrant shares issued before a shareholder vote on the proposal to approve share issuances above the share ceiling will not be voted on the proposal. Any transferee of those shares will remain bound by the voting restriction unless the transfer occurs on the open market in a brokered transaction. The exchange notes and the exchange warrants will also include blockers that will prohibit the company from issuing any shares to a holder that would increase its beneficial ownership of our stock above 4.99% of the outstanding common shares. Under certain conditions, a holder may increase the blocker, but not above 9.99% of the outstanding common shares.
     The exchange notes are subject to customary non-financial covenants and events of default. The covenants include restrictions on share repurchases or distributions without the consent of a majority-in-interest of the note holders and limitations on any future issuances of certain types of preferred stock or variable interest securities. Subject to customary grace and cure periods in certain cases, events of default include any delisting of our common stock, any failure to pay interest or principal installments or to honor conversion or other material obligations under the exchange notes or certain other indebtedness, the rendering of unbonded judgments above specified limits and certain events of bankruptcy or insolvency.
     The exchange notes will be redeemable at the option of the holders upon any event of default or any change of control in cash at a default rate equal to 125% of their principal amount plus accrued and unpaid interest or at a change of control rate equal to the greater of 110% of their principal amount plus accrued and unpaid interest. Upon a change of control, holders will also have the right to convert their exchange notes and receive an additional number of common shares based on the price of our stock at that time or the consideration that would be received by the holder for the underlying conversion shares in the change of control transaction.
     Any exchange notes that are neither redeemed nor converted prior to maturity will be repayable in cash plus accrued and unpaid interest. In accordance with the accounting guidelines for convertible debt, the company expects to record the initial carrying amount of the exchange notes net of allocations for the fair value of their conversion feature on the date of the exchange agreements and the initial fair value of the exchange warrants. The resulting debt discount will be amortized to interest expense though the conversion or repayment dates of exchange notes and the expiration or exercise dates of the exchange warrants.
     Exchange Warrants. The exchange warrants have an exercise period of five years, beginning on the date of issue. The warrants will be exercisable for shares of our common stock at an exercise price of $2.37 per share, subject to adjustment upon certain fundamental change transactions or any recapitalization. The exercise price will be payable in cash if the underlying warrant shares may be resold without restriction under the Securities Act of 1933, as amended (Securities Act). At any time that resales would be restricted under the Securities Act or when physical settlement would exceed the share cap, the warrants provide for “cashless exercise” on a net settlement basis.
Amendment to Credit Agreement
     On January 11, 2010, we entered into a Fourth Amendment to the Amended and Restated Credit Agreement maintained by our operating subsidiary, Daugherty Petroleum, Inc. (DPI), with KeyBank National Association, as administrative agent for the lenders. The amendment will take effect upon the closing under the exchange agreements and will permit the company to consummate the exchange transactions, subject to certain modifications of existing non-financial covenants and borrowing base provisions of the credit agreement. These include restrictions on dividends we can receive from DPI for retiring existing notes to a maximum of $3.0 million, which must be recontributed to DPI by June 1, 2010 for repayment under the credit facility. The amendment also provides for monthly reductions of $1 million to the credit facility borrowing base from February 1, 2010 until the next semi-annual redetermination scheduled for April 2010. The current borrowing base is $55 million, with outstanding borrowings of $38 million upon closing of the exchange transactions. The amendment will also restrict subsequent upstream dividends from DPI for principal installments on the exchange notes that would cause credit facility borrowings to exceed 80% of the prevailing borrowing base. This summary is qualified by reference to the amendment, which is included as an exhibit to this report.

Item 2.03 Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement
     The information contained in Item 1.01 of this report relating to our obligations under the exchange notes issuable under the exchange agreements is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities
     The exchange notes and exchange warrants described in Item 1.01 of this report will not be registered under the Securities Act in reliance on an exemption under Regulation D of the Securities Act for transactions not involving a public offering of securities.
Item 7.01 Regulation FD Disclosure
     We issued a press release announcing the exchange agreements on January 12, 2010. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference. In accordance with General Instruction B.2 of Form 8-K, the information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit
Number	Description of Exhibit

10.1	Form of Exchange Agreement dated January 11, 2010 between NGAS Resources, Inc. and each holder of its 6% Convertible Notes due December 15, 2010 (“Exchange Agreements”).

10.2	Form of Amortizing Convertible Note issuable by NGAS Resources, Inc. under the Exchange Agreements.

10.3	Form of Warrant issuable by NGAS Resources, Inc. under the Exchange Agreements.

10.4	Fourth Amendment dated as of January 11, 2010 to Amended and Restated Credit Agreement dated as of May 30, 2008 among NGAS Resources, Inc., Daugherty Petroleum, Inc. and KeyBank National Association, as administrative agent for the lenders named therein.

99.1	Press Release dated January 12, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS Resources, Inc.
By:	/s/ William S. Daugherty
William S. Daugherty,
President and Chief Executive Officer

Date: January 12, 2010

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